As filed with the Securities and Exchange Commission on April 25, 2011.
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
The Securities Act of 1933

1st Source Corporation
(Exact name of registrant as specified in its charter)

Indiana
(State or other jurisdiction of incorporation)
35-1068133
(I.R.S. Employer Identification No.)
100 North Michigan Street, South Bend, Indiana 46601 (574) 235-2000
(Address of Principal Executive Offices)

1st Source Corporation 1998 Performance Compensation Plan
(Full Title of Plan)

John B. Griffith, Esquire
General Counsel
1st Source Corporation
100 North Michigan Street
South Bend, Indiana 46601
(574) 235-2000
(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Eric R. Moy, Esquire Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, Indiana 46204 (317) 231-7298

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	❒	Accelerated filer	☒
Non-accelerated filer (Do not check if a smaller reporting company)	❒	Smaller reporting company	❒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without par value	100,000 shares	$20.60	$2,060,000	$239.17

(1)
Any additional shares of Common Stock of 1st Source Corporation to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a).

(2)
Calculated in accordance with Rule 457 solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices per share of the Common Stock of 1st Source Corporation as reported on the NASDAQ Global Select Market on April 20, 2011, which date is within five (5) business days prior to the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the 1st Source Corporation 1998 Performance Compensation Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

This Registration Statement also includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act, and pursuant to General Instruction C to Form S-8. The reoffer prospectus included in this Registration Statement is being filed herewith pursuant to General Instruction E of Form S-8 and may be used for reoffers and resales of shares of 1st Source Corporation’s common stock that have been issued or are issuable pursuant to awards granted under the Plan.

REOFFER PROSPECTUS

We have issued certain shares of our common stock offered hereby to Christopher J. Murphy III (the “Selling Shareholder”) pursuant to the 1st Source Corporation 1998 Performance Compensation Plan. The Selling Shareholder may offer some or all of the shares issued to him under the plan for sale from time to time at prices and terms negotiated in individual transactions or in brokers transactions negotiated immediately prior to sale. We will not receive any proceeds from such sales. The Selling Shareholder and any broker-dealers who participate in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

This reoffer prospectus relates to 10,323 shares of the common stock of 1st Source Corporation that may be offered and resold from time to time by the Selling Shareholder identified in the prospectus for his own accounts. The shares are “restricted securities” under the Securities Act prior to the effectiveness of the registration statement filed in conjunction with this reoffer prospectus. The reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the Selling Shareholder to the public. It is anticipated that the Selling Shareholder will offer shares for sale on the NASDAQ Global Select Market at the prevailing prices on the date of sale. The Selling Shareholder will bear all sales commissions and similar expenses. We have paid the costs of filing this registration statement with the Securities and Exchange Commission (the “Commission”) and will pay the costs of registering or qualifying the shares under the securities laws of any jurisdiction where such registration or qualification is necessary. We estimate the expenses of this offering, which we will incur, including registration fees, legal fees, transfer agent fees and printing costs, but excluding underwriting discounts and commissions which shall be paid by Selling Shareholder, will not exceed $5,000.00.

Our common stock is traded on the NASDAQ Global Select Market under the symbol SRCE. On April 21, 2011, the last reported price of our common stock on such market was $20.76 per share.

Investing in our common stock involves risks. Please see “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2011.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
RISK FACTORS	1
USE OF PROCEEDS	2
SELLING SHAREHOLDER	2
PLAN OF DISTRIBUTION	2
LEGAL MATTERS	3
EXPERTS	3
WHERE YOU CAN FIND MORE INFORMATION	3
INCORPORATION BY REFERENCE	3

i

ABOUT THIS PROSPECTUS

We have prepared this reoffer prospectus as part of a registration statement on Form S-8 under the Securities Act relating to the resale of 10,323 shares of common stock issued to the Selling Shareholder pursuant to the 1st Source Corporation 1998 Performance Compensation Plan, any or all of which shares may be offered for sale by the Selling Shareholder from time to time. This prospectus has been prepared in accordance with the requirements of Form S-3 under the Securities Act pursuant to General Instruction C of Form S-8 solely with regard to the resale of the shares by the Selling Shareholder. Unless the context indicates otherwise any of the terms “we,” “us,” and “our” include and refer to 1st Source Corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated into this prospectus by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. Words such as “believe”, “contemplate”, “seek”, “estimate”, “plan”, “project”, “anticipate”, “assume”, “expect”, “intend”, “targeted”, “continue”, “remain”, “will”, “should”, “indicate”, “would”, “may,” “possible” and other similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on our expectations and are subject to a number of risks and uncertainties.

We can give no assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact such occurrence will have on our results of operations and financial condition. We disclaim any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

 RISK FACTORS

Investing in our securities involves a high degree of risk. Please see the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, as well as any updated risk factors described in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q which we may file with the SEC in the future, all of which are incorporated by reference in this prospectus and in any accompanying prospectus supplement.

Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that currently seem immaterial may also affect our business operations. You should also consider the other important factors that can affect our business discussed under the caption “Special Note Regarding Forward-Looking Statements.”

1

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities by the Selling Shareholder pursuant to this prospectus.

SELLING SHAREHOLDER

The Selling Shareholder may sell, from time to time, a total of up to 10,323 shares issued pursuant to the 1st Source Corporation 1998 Performance Compensation Plan. The Selling Shareholder is Christopher J. Murphy III. The following table sets forth certain information regarding the beneficial ownership of common stock by the Selling Shareholder as of April 25, 2011, and the number of shares being offered by this prospectus.

Name & Position	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered	After Offering, Presuming All Shares Offered Are Sold	Percentage of Outstanding Shares
Christopher J. Murphy III Chairman of the Board, President and Chief Executive Officer	3,270,578	10,323	3,260,255	12.92%

*Indicates less than 1%

(1)
Based upon information furnished by the Selling Shareholder as of April 25, 2011. Under applicable regulations, shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he has any economic interest with respect to the shares. Includes shares beneficially owned by members of the immediate families of the Selling Shareholder residing in his home and also includes all shares held under the plan.

PLAN OF DISTRIBUTION

The Selling Shareholder may sell the shares from time to time in the NASDAQ Global Select Market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Further, the Selling Shareholder may choose to dispose of the shares offered under this prospectus by gift to a third party or as a donation to a charitable or other non-profit entity. The Selling Shareholder expects to employ brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder or from purchasers in amounts to be negotiated immediately prior to the sale, which commissions and discounts are not expected to deviate from the usual and customary brokers commissions. In connection with any sales, the Selling Shareholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. Neither we nor the Selling Shareholder expect to employ, utilize or otherwise engage any finders to assist in the sales of the shares.

We have advised the Selling Shareholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of shares in

2

the market and to the activities of the Selling Shareholder and his affiliates. In addition, we will make copies of this reoffer prospectus available to the Selling Shareholder and have informed him of the possible need for delivery of copies of this reoffer prospectus to purchasers on or prior to sales of the shares offered under this reoffer prospectus. The Selling Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any securities covered by this reoffer prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under those rules rather than pursuant to this reoffer prospectus. There is no assurance that the Selling Shareholder will offer for sale or sell any or all of the shares registered pursuant to this prospectus.

LEGAL MATTERS

The validity of the warrant and the common stock offered hereby have been passed upon for us by Barnes & Thornburg LLP.

EXPERTS

The consolidated financial statements of 1st Source Corporation appearing in 1st Source Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov or on our website at www.1stsource.com. The information on the websites listed above is not and should not be considered part of this prospectus and is not incorporated by reference in this document. Those websites are and are only intended to be inactive textual references.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities under this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. The information incorporated by reference into this prospectus is considered a part of this prospectus, and information that we file later with the Securities and Exchange Commission, prior to the termination of the offering of common stock under this prospectus, will automatically update and supersede the previously filed information.

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2010.

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

•	Our Current Report on Form 8-K filed on March 9, 2011.

•	Our Current Report on Form 8-K filed on April 21, 2011.

3

•
The information set forth under the caption “Description of Registrant’s Securities to be Registered” in the registrant’s Registration Statement on Form S-2, Reg. No. 33-9087, dated December 16, 1986, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these filings (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates), at no cost, by writing to or telephoning us at the following address:

1st Source Corporation
100 North Michigan Street
South Bend, Indiana 46601
(574) 235-2000

4

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.   Incorporation of Documents By Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by 1st Source Corporation (the “Company”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

•	The Company’s Current Report on Form 8-K filed on March 9, 2011.

•	The Company’s Current Report on Form 8-K filed on April 21, 2011.

•
The information set forth under the caption “Description of Registrant’s Securities to be Registered” in the registrant’s Registration Statement on Form S-2, Reg. No. 33-9087, dated December 16, 1986, including any amendments or reports filed for the purpose of updating that description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

The Company is an Indiana corporation. The Company’s officers and directors (and those who have agreed to such positions) are entitled to be indemnified under Indiana law and our Articles of Incorporation, as amended, against certain liabilities and expenses. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Company’s Articles of Incorporation, as amended, provide for mandatory indemnification of officers and directors (and those who have agreed to such positions) if they are wholly successful on the merits of a proceeding and satisfy the standards of conduct specified by the IBCL set forth in the preceding paragraph. The Articles of Incorporation, as amended, also provide that any director or officer of the Company or any person who is serving at the request of the Company as a director or officer of another entity shall be indemnified and held harmless by the Company to the same extent as the Company’s directors and officers. In any proceeding, an officer or director is entitled to be indemnified against all liabilities and expenses related to the proceeding, including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement. The Company’s Articles of Incorporation, as amended, also provide such persons with certain rights to be paid or reimbursed for expenses incurred in defending any such proceeding in advance of the final disposition. The Company’s Articles of Incorporation also provide that the Company has the discretion to indemnify employees and agents to the same extent, and on the same basis, as it is required to indemnify its officers and directors.

The Company’s By-Laws authorize the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company against expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the IBCL or pursuant to its Articles of Incorporation, as amended. The Company currently maintains such insurance.

Item 7.   Exemption from Registration Claimed

The shares issued to the Selling Shareholder were issued in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act by the Company pursuant to the 1st Source Corporation 1998 Performance Compensation Plan. These issuances were deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) as transactions that did not involve any public offering, or were deemed not to require registration under the Securities Act since such issuance did not involve the sale of such securities.

Item 8.   Exhibits

Exhibit No.	Description
4.1
Articles of Incorporation of 1st Source Corporation, as amended April 30, 1996 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996, filed on February 28, 1997)

4.2	By-Laws of 1st Source Corporation, as amended as of July 30, 2009, (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 31, 2009)
4.3
1st Source Corporation 1998 Performance Compensation Plan (incorporated by reference to Exhibit C to the Definitive Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders, filed on March 14, 2011)

5.1*	Opinion of Barnes & Thornburg LLP
23.1*	Consent of Ernst & Young LLP
23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)
24.1*	Limited Power of Attorney
* Filed herewith

Item 9.   Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Bend, State of Indiana, on April 25, 2011.

1st Source Corporation

By:	/s/ Christopher J. Murphy III
Christopher J. Murphy III
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE(S)		DATE

/s/ Christopher J. Murphy III	Chairman, President and Chief Executive Officer and Director	)	April 25, 2011
Christopher J. Murphy III		)
)
/s/ Larry E. Lentych	Treasurer, Chief Financial Officer and Principal Accounting Officer	)	April 25, 2011
Larry E. Lentych		)
)
/s/ Allison N. Egidi	Director	)	April 25, 2011
Allison N. Egidi		)
)
/s/ Daniel B. Fitzpatrick	Director	)	April 25, 2011
Daniel B. Fitzpatrick		)
)
/s/ Lawrence E. Hiler	Director	)	April 25, 2011
Lawrence E. Hiler		)
)
/s/ William P. Johnson	Director	)	April 25, 2011
William P. Johnson		)
)
/s/ Wellington D. Jones III	Director	)	April 25, 2011
Wellington D. Jones III		)
)
/s/ Craig A. Kapson	Director	)	April 25, 2011
Craig A. Kapson		)
)
/s/ Najeeb A. Khan	Director	)	April 25, 2011
Najeeb A. Khan		)
)
/s/ Rex Martin	Director	)	April 25, 2011
Rex Martin		)
)
/s/ Christopher J. Murphy IV	Director	)	April 25, 2011
Christopher J. Murphy IV		)
)
/s/ Timothy K. Ozark	Director	)	April 25, 2011
Timothy K. Ozark		)
)
/s/ John T. Phair	Director	)	April 25, 2011
John T. Phair		)
)
/s/ Mark D. Schwabero	Director	)	April 25, 2011
Mark D. Schwabero		)

EXHIBIT INDEX

Exhibit No.	Description
4.1
Articles of Incorporation of 1st Source Corporation, as amended April 30, 1996 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996, filed on February 28, 1997)

4.2	By-Laws of 1st Source Corporation, as amended as of July 30, 2009, (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 31, 2009)
4.3
1st Source Corporation 1998 Performance Compensation Plan (incorporated by reference to Exhibit C to the Definitive Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders, filed on March 14, 2011)

5.1*	Opinion of Barnes & Thornburg LLP
23.1*	Consent of Ernst & Young LLP
23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)
24.1*	Limited Power of Attorney
* Filed herewith.

E-1